Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

       STAGE STORES, INC. REPORTS THIRD QUARTER 1999 SALES
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    HOUSTON, TX, November 4, 1999 -- Stage Stores, Inc. (NYSE: SGE)
today reported sales for the third quarter ended October 30, 1999 of $264.4 million as compared to $271.6 million for the same period last year. The decrease in sales primarily reflects the closure of stores included in the Company's previously announced Store Closure Program as well as a reduction in the level of clearance activities during the quarter. Comparable store sales for the third quarter of 1999 declined 3.8%.

    Commenting on the results, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "The decline in comparable store sales for the third quarter was driven by the reduction in the level of clearance activities during the early part of the quarter this year (primarily August) as compared to last year. Last year, we liquidated our excess Spring and Summer clearance merchandise through aggressive promotional events which generated
artificially high sales at very low margin levels.   Due  to  our
inventory  management  initiatives  which  we  have  focused   on
throughout the year, the level of seasonal clearance merchandise on hand at the beginning of the quarter was significantly below
last  year.   The  lower  level of clearance  inventories  had  a
significant impact on our volume, and as a result, our comparable
store   sales  for  the  early  part  of  the  quarter  declined.
Comparable store sales for the remainder of the quarter improved and, in fact, were basically flat with last year reflecting the
progress  that  we  have  made  to  date  in  transitioning   our
merchandise mix."

    Mr. Tooker further stated, "During the quarter, we continued to focus on the mix and overall levels of our inventories and feel that we made significant progress as we closed the quarter towards positioning our inventories for the important holiday selling season. In addition, we have substantially completed our previously announced Store Closure Program by closing 33 of the 35 stores in the program. The last 2 stores in the program will close after the holiday season."

    Mr. Tooker concluded, "With respect to our working capital facility, we ended the quarter with $161.2 million outstanding under the facility as compared to $180.4 million at the end of the third quarter of last year and continue to be in full compliance with all of our financial covenants. At this time, our earnings for the third quarter have not been finalized. We expect to release our earnings on November 18, 1999."

    Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 654 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

    Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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